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                                                                   EXHIBIT 10.18




                              DISTRIBUTOR CONTRACT

                                     BETWEEN

                             TECH DATA CORPORATION

                                       AND

                                  XIONICS INC.







5/23/94

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                              DISTRIBUTOR AGREEMENT

         THIS AGREEMENT, dated this 1st day of July, 1994 (the "Effective Date"), is between TECH DATA CORPORATION, a Florida corporation ("Tech Data"), and XIONICS Inc. a Massachusetts corporation ("XIONICS").

                                   WITNESSETH:

         WHEREAS, Tech Data desires to purchase certain Products from XIONICS from time to time; and

         WHEREAS, XIONICS desires to sell certain Products to Tech Data in accordance with the terms and conditions set forth in this Agreement; and

         WHEREAS, XIONICS desires to appoint Tech Data as its non-exclusive distributor to market Products within the territory defined below;

         NOW, THEREFORE, in consideration of the mutual premises herein contained and other good and valuable consideration, Tech Data and XIONICS hereby agree as follows:


                          ARTICLE I. TERM OF AGREEMENT
                          ----------------------------

1.1 TERM OF AGREEMENT. During the term of this Agreement, XIONICS will provide to Tech Data the Products set forth in Purchase Orders (as defined herein) in accordance with the terms and conditions set forth in this Agreement. The term of this Agreement shall commence on the Effective Date and, unless terminated by either party as set forth in this Agreement, shall remain in full force and effect for a term of one
         (1) year, and will be automatically renewed for successive one (1) year terms unless prior written notification of nonrenewal is received at least thirty (30) days prior to the renewal date.

1.2      DEFINITIONS. The following definitions shall apply to this Agreement.

                  (a) "Applicable Specification" shall mean the functional performance, operational and compatibility characteristics of a Product agreed upon in writing by the parties or, in the absence of an agreement, as described in applicable Documentation and as referenced in Attachment A.

                  (b) "Documentation" shall mean user manuals, training materials, product descriptions and specifications, technical manuals, license agreements, supporting materials and other printed information relating to the Products, whether distributed in print, electronic, or video format, in effect as of the date of the applicable Purchase Order and incorporated therein by reference.

                  (c) "Products" shall mean, individually or collectively as appropriate, hardware, licensed software, Documentation, developed Products, supplies, accessories, and other commodities related to any of the foregoing, provided or to be provided by XIONICS pursuant to this Agreement. Such Products require no changes, alterations or additions and are customarily offered by XIONICS and as described in brochures and by exhibits.

                  (d) "Territory" shall mean the United States of America and its territories and possessions and Latin America.


                          TECH DATA ??? 2 XIONICS _____


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                  (e) "Customers" of Tech Data shall include dealers, resellers, commercial Customers, value added resellers and other similar Customers, but shall not include End Users unless specifically set forth in an addendum to the Agreement.

                  (f) "End Users" shall mean final retail purchasers or licensees who have acquired Products for their own use and not for resale, remarketing or redistribution, unless specifically set forth in a separate agreement.

                  (g) "Services" means any warranty, maintenance, advertising, marketing or technical support and any other services performed or to be performed by XIONICS.

1.3 APPOINTMENT AS DISTRIBUTOR. XIONICS hereby grants to Tech Data the non-exclusive right to distribute Products during the term of this agreement within the Territory as herein defined. XIONICS reserves the right to appoint other authorized distributors. Tech Data will use its best efforts to promote sales of the Products with the Territory.


                           ARTICLE II. PURCHASE ORDERS
                           ---------------------------

2.1 PREPARATION OF PURCHASE ORDERS. From time to time or at Tech Data's request, XIONICS shall inform Tech Data of Products available from XIONICS including, but not limited to, replacement Products, new releases, enhancements or versions of existing Products. XIONICS shall notify Tech Data at least thirty (30) days prior to the date any new Product is to be introduced and shall make such Product available to Tech Data for distribution no later than the date it is first made available for general shipment.

2.2 ISSUANCE AND ACCEPTANCE OF PURCHASE ORDERS. Tech Data may purchase and XIONICS shall sell to Tech Data, Products as described below:

                  (a) Each Purchase Order may include whatever is necessary to place a Purchase Order, such as billing and shipping information, required delivery dates, delivery locations and the purchase price or charges for Products, including discount or adjustments for special marketing programs, but otherwise shall use the terms and conditions of this Agreement, which shall control the relationship between the parties.

                  (b) A Purchase Order shall be deemed accepted by XIONICS unless XIONICS notifies Tech Data in writing within five (5) days after receiving the Purchase Order that XIONICS does not accept the Purchase Order.

                  (c) XIONICS shall accept Purchase Orders from Tech Data for additional Products which Tech Data is contractually obligated to furnish to its Customers and does not have in its inventory upon the termination of this Agreement; provided Tech Data notifies XIONICS of any and all such transactions in writing within sixty (60) days after the termination date.

                  (d) This agreement shall not obligate Tech Data to purchase any Products or services except as specifically set forth in a written purchase order.

2.3 PURCHASE ORDER ALTERATIONS OR CANCELLATIONS. Up to twenty-four (24) hours prior to shipment of Standard Products, XIONICS shall accept an alteration or cancellation to a Purchase Order in order to: (i) change a location for delivery, (ii) modify the quantity or type of Products to be delivered or (iii) correct typographical or clerical errors.


                          TECH DATA ??? 3 XIONICS _____


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2.4      EVALUATION OR DEMONSTRATION PURCHASE ORDERS. Tech Data may issue
         Purchase Orders in order to evaluate Products or for use as Demonstration Products at no charge for sixty (60) days pursuant to XIONICS' acceptance of the Purchase Order based on the number of units requested. After evaluation or when such Products are no longer needed for demonstration, Tech Data shall have the option to purchase the Products or to return such Products to XIONICS at Tech Data's expense.

2.5 PRODUCT SHORTAGES. If for any reason XIONICS' production is not on schedule, XIONICS agrees to allocate Product to Tech Data's orders based upon a percentage equal to the same percentage as XIONICS' like Customers purchasing like volume of same Products.


                            ARTICLE III. DELIVERY AND
                            -------------------------
                             ACCEPTANCE OF PRODUCTS
                             ----------------------

3.1 SUBSIDIARIES. XIONICS understands and acknowledges that Tech Data may obtain Products in accordance with this Agreement for the benefit of subsidiaries of Tech Data. Upon prior written approval from XIONICS subsidiaries of Tech Data shall be entitled to obtain Products directly from XIONICS pursuant to this Agreement.

3.2 ACCEPTANCE OF PRODUCTS. Tech Data shall, within ten (10) days inspect each shipment, accept each Product on the date (the "Acceptance Date") when such Products and all necessary documentation are delivered to Tech Data in accordance with the Purchase Order and the Product specifications. Any Products not ordered or not otherwise in accordance with the purchase order, such as mis-shipments, overshipments will be returned to XIONICS at XIONICS' expense (including without limitation costs of shipment or storage) and shall promptly refund to Tech Data all monies paid in respect to such Products. Tech Data shall not be required to accept partial shipment unless Tech Data agrees prior to shipment, except in the case of Product Shortages with previous notice.

         Tech Data shall have the ability to return for credit products which have boxes that are or become damaged, unless such damage was caused by Tech Data or for which damages Tech Data can be reimbursed by their insurance carrier.. An offsetting purchase order will be placed for all bad box returns. In addition, XIONICS will supply to Tech Data, at no charge, any and all missing material(s).

3.3 DEFECTIVE PRODUCTS. In the event any Products are received in a defective condition or not in accordance with XIONICS' published specifications or the documentation relating to such Products, Tech Data may return the Products for full credit. Products shall be deemed defective if the Product, or any portion of the Product, fails to operate properly on initial "burn in", boot, or use as applicable. Tech Data shall have the right to return any such Products that are returned to Tech Data from its Customers or End Users, with proof of shipment from the Customer, within sixty (60) days of the Products' initial delivery date to the end-user.

3.4 TRANSPORTATION OF PRODUCTS. XIONICS shall deliver the Products to Tech Data warehouses, at the location shown and on the delivery date set forth in the applicable Purchase Order or as otherwise agreed upon by the parties. Charges for transportation of the Products shall be paid by Tech Data. XIONICS shall use only those common carriers preapproved by Tech Data or listed in Tech Data's published routing instructions, unless prior written approval of Tech Data is received.

3.5 TITLE AND RISK OF LOSS. FOB Peabody, MA. Title to Products shall pass to Tech Data at the time that the Products are delivered to the common carrier. All risk of loss or damage to the Products shall be borne by XIONICS until delivery of such Products to the common carrier.


                          TECH DATA ??? 4 XIONICS _____


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3.6      RESALE OF PRODUCTS BY TECH DATA. During the term of this Agreement,
         Tech Data may market, promote, distribute and resell Products to Customers of Tech Data, either directly or through its subsidiaries, in accordance with the following terms and conditions:

                  (a) XIONICS shall extend to Tech Data and each Customer of Tech Data the same warranties and indemnifications, with respect to Products purchased and resold hereunder as XIONICS extends to its end-user Customers. The term of warranties and indemnities extended by XIONICS to an End User shall commence upon delivery of the Product to the End User.

                  (b) XIONICS shall make available at no charge to Tech Data all training, technical support and other services related to the Products that are currently offered for free and are not for the support of tool kit libraries or that may be offered by XIONICS. XIONICS also agrees to provide Tech Data telephone support at no charge during Tech Data's normal business hours.

                  (c) XIONICS shall provide at no charge to Tech Data and the Customers of Tech Data, sales training, marketing support, advertising materials and technical training in connection with the resale of Products as are currently offered or that may be offered by XIONICS. Tech Data reserves the right to charge XIONICS for such services.

                  (d) Tech Data is hereby authorized to use trademarks and trade names of XIONICS and third parties used in connection with the Products, advertising, promoting or distributing the Products. Tech Data recognizes XIONICS or other third parties may have rights or ownership of certain trademarks, trade names and patents associated with the Products. Tech Data will act consistently with such rights, and Tech Data shall comply with any reasonable, written guidelines when provided by XIONICS or third parties relating to such trademark or trade name usage. Tech Data will notify XIONICS of any infringement of which Tech Data has actual knowledge. Tech Data shall discontinue use of XIONICS" trademarks or trade names upon termination of this agreement, except as may be needed to sell or liquidate any final inventories of Product.

                  (e) XIONICS shall clearly mark each unit package with the serial number, product description and machine readable bar code (employing ISBN or other industry standard bar code).

3.7 INVENTORY ADJUSTMENT. Open ended inventory adjustment will be accepted during the initial six (6) months of the Contract. Thereafter XIONICS agrees to accept, on a calendar quarter basis, a shipment of unused Product, not to exceed twenty percent (20%) of the previous quarters purchases and that have been purchased within the previous twelve (12) months, in sealed cartons returned by Tech Data and to credit Tech Data's account in the amount of the net price paid by Tech Data therefore (the "Return Credit"), provided that Tech Data places an offsetting purchase order.

         In addition, Tech Data shall have the right to return for full credit, without limitation as to the dollar amount, all Products that become obsolete or XIONICS discontinues or are removed from XIONICS' current price list; provided Tech Data returns such Products within ninety (90) days after Tech Data receives written notice that such Products are obsolete, discontinued or are removed from XIONICS' price list and the Products were purchased within the previous twelve (12) months.

3.8 TIME OF PERFORMANCE. Time is hereby expressly made of the essence with respect to each and every term and provision of this agreement.


                          TECH DATA M 5 XIONICS _____
                                    -

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3.9      QUALITY CONTROL. XIONICS shall test and inspect Products prior to shipment. XIONICS' standard inspection records, and a report setting forth product defect percentage rates are to be maintained by XIONICS and made available to Tech Data upon request with reasonable notice or, at the option of Tech Data, on a quarterly basis.


                             ARTICLE IV. WARRANTIES,
                             -----------------------
                           INDEMNITIES AND LIABILITIES
                           ---------------------------

4.1 WARRANTY. XIONICS hereby represents and warrants that it has not entered into any agreements or commitments which are inconsistent with or in conflict with the rights granted to Tech Data herein; the Products shall be free and clear of all liens and encumbrances; Tech Data and its Customers and end-users shall be entitled to use the Products without disturbance; the Products will be free from latent and patent defects in design, materials, and workmanship for a period of one (1) year from date of delivery to the end-user, not to exceed a total of fifteen (15) months from the date of shipment to Tech Data; the Products do and will conform to all applicable codes, laws or regulations; and the Products conform in all respects to the Product warranties. XIONICS shall supply Tech Data, at no additional charge, all services, parts or replacement Products necessary for XIONICS to comply with its Product warranties. XIONICS agrees that Tech Data shall be entitled to pass through to Customers of Tech Data and End Users of the Products all warranties granted by XIONICS. XIONICS represents that the Product warranties shall also include those set forth in literature, specifications, documentation, advertising and printed material distributed by XIONICS.

         HARDWARE WARRANTY. XIONICS warrants to Tech Data that XIONICS hardware purchased from XIONICS shall be free from defects in materials and workmanship, when given normal proper and intended usage, for fifteen
         (15) months after shipment to Tech Data. XIONICS agrees during the warranty period to repair all defective XIONICS hardware to proper operating condition in accordance with XIONICS published specifications for such XIONICS hardware. All defective parts must be returned transportation prepaid, to XIONICS' offices in Peabody, MA. All replaced parts become XIONICS' property on an exchange basis.

         SOFTWARE WARRANTY. XIONICS warrants to Tech Data that the XlONICS Software, when given normal, proper and intended usage for fifteen (15) months after the date of shipment to Tech Data. XlONICS agrees during the warranty period to use every reasonable effort to provide update, patches, fixes or other solutions to cure any failure of the XlONICS Software to perform substantially in accordance with such published specifications and documentation.

         REPAIR WARRANTY. XIONICS warrants its repair work replacement parts and/or software fixes for a period of ninety (90) days after completion of or for the original warranty period, whichever is greater.

         THE FOREGOING WARRANTIES ARE IN LIEU OF ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. XIONICS OR ITS LICENSORS SHALL NOT BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, RESULTING FROM THE USE OF XIONICS PRODUCTS, OR CAUSED BY ANY DEFECT, FAILURE OR MALFUNCTION WHETHER SUCH CLAIM OR SUCH DAMAGE IS BASED UPON WARRANTY CONTRACT NEGLIGENCE OR OTHERWISE, EXCLUDING LIABILITY FOR PERSONAL INJURY, PROPERTY DAMAGE OR INFRINGEMENT. UNDER NO CIRCUMSTANCES SHALL XIONICS OR ITS LICENSOR BE LIABLE FOR AN AMOUNT GREATER THAN PAYMENTS MADE TO XIONICS BY TECH DATA, EXCEPT FOR LIABILITY FOR PERSONAL INJURY, PROPERTY DAMAGE OR INFRINGEMENT.


                          TECH DATA ??? 6 XIONICS _____


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4.2      PROPRIETARY RIGHTS INDEMNIFICATION. XIONICS hereby represents and warrants that XIONICS has all right, title, ownership interest and/or marketing rights necessary to provide the Products to Tech Data, and Products and their sale and use hereunder do not infringe upon any copyright, patent, trade secret or other proprietary or intellectual property right of any third party, and that there are no suits or proceeding, pending or threatened alleging any such infringement. XlONICS shall indemnify and hold Tech Data, Tech Data's related and/or subsidiary companies, Tech Data's Customers and End Users and their respective successors, officers, directors, employees and agents harmless from and against any and all actions, claims, losses, damages, liabilities, awards, costs and expenses, including but not limited to XIONICS' manufacture, sale, offering for sale, distribution, promotion or advertising of the Products supplied under this Agreement (including attorney's fees) which they or any of them incur or become obligated to pay resulting from or arising out of any breach or claimed breach of the foregoing warranty, or by reason of any acts that may be committed suffered or permitted by XIONICS. XIONICS shall defend and settle, at its expense, all suits or proceedings arising therefrom. Tech Data shall inform XIONICS of any such suit or proceeding against Tech Data and shall have the right to participate in the defense of any such suit or proceeding at Tech Data's expense and through counsel of Tech Data's choosing. In the event an injunction is sought or obtained against the use of a Product or in XIONICS' opinion is likely to be sought or obtained, XIONICS shall within ninety (90) days of receipt of notice, at its option and expense, either (i) procure for Tech Data, its Customers and Product End Users the right to continue to use the infringing Product as set forth in this Agreement, or (ii) replace, to the extent Products are available, or modify the infringing Product to make its use non-infringing while being capable of performing the same function without degradation of performance. XIONICS shall have no liability under this Section for any infringement based on the use of any equipment or software, if the equipment or software is used in a manner or with equipment for which it was not reasonably intended, or if the equipment or software is used in an infringing process. XIONICS' obligations hereunder shall survive termination of this Agreement.

4.3 CROSS INDEMNIFICATION. In the event any act or omission of either party or its employees, servants, agents or representatives causes or results in (i) loss, damage to or destruction of property of the other party or third parties, and/or (ii) death or injury to persons including, but not limited to, employees or invitees of either party, then such party shall indemnify, defend and hold the other party harmless from and against any and all claims, actions, damages, demands, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, resulting therefrom. The indemnifying party shall pay or reimburse the other party promptly for all such loss, damage, destruction, death or injury.

4.4      INSURANCE.

         (a) The parties shall be responsible for providing Workman's Compensation insurance in the statutory amounts required by the applicable state laws.

         (b) Without in any way limiting XIONICS' indemnification obligation as set forth in this Agreement, XIONICS shall maintain Commercial General Liability and/or Comprehensive General Liability Insurance in such amounts as is reasonably satisfactory to Tech Data. Either policy form should contain the following coverage's: Personal and Advertising Injury, Broad Form Property Damage, Products and Completed Operations, Contractual Liability, employees as Insured and Fire Legal Liability.

         (c) XIONICS will provide evidence of the existence of insurance coverage's referred to in this Section by certificates of insurance which should also provide for at least thirty (30) days notice of cancellation, non-renewal or material change of coverage to Tech Data. The certificates of insurance shall name Tech Data Corporation as an additional insured for the limited purpose of claims arising pursuant to this Agreement.


                          TECH DATA ??? 7 XIONICS _____


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4.5      LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER
         PURSUANT TO THIS AGREEMENT FOR AMOUNTS REPRESENTING LOSS OF PROFITS, LOSS OF BUSINESS OR INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF THE OTHER PARTY.

4.6 UNAUTHORIZED REPRESENTATIONS. Tech Data shall have no authority to alter or extend any of the warranties of XIONICS expressly contained or referred to in this Agreement without prior approval of XIONICS.

4.7 DISCLAIMER OF WARRANTIES. XIONICS has made expressed warranties in this Agreement and in documentation, promotional and advertising materials. EXCEPT AS SET FORTH HEREIN OR THEREIN, XIONICS DISCLAIMS ALL WARRANTIES WITH REGARD TO THE PRODUCTS.


                          ARTICLE V. PAYMENT TO XIONICS
                          -----------------------------

5.1 CHARGES. PRICES AND FEES FOR PRODUCTS. Charges, prices, quantities and discounts, if any, for Products shall be determined as set forth in Exhibit A, or as otherwise agreed upon by the parties, and may be confirmed at the time or order. In no event shall charges exceed XIONICS' then current established charges. XIONICS shall have the right to increase prices from time to time, upon written notice to Tech Data not less than thirty (30) days prior to the effective date of such increase. All orders placed prior to the effective date of the increase, for shipment within thirty (30) days after the effective date, shall be at the old price. Tech Data shall not be bound by any of XIONICS' suggested prices.

5.2 MOST FAVORED PRICING AND TERMS. XIONICS represents that the prices charged and the terms offered to Tech Data are and will be at least as low as those charged or offered by XIONICS to any of its other distributors. If XIONICS offers price discounts, promotional discounts or other special prices to its other distributors, Tech Data shall also be entitled to participate and receive notice of the same no later than other distributors.

5.3 PAYMENT. Except as otherwise set forth herein, any undisputed sum due to XIONICS pursuant to this Agreement shall be payable as follows: 2% prepay, 1%-20 net forty-five (45) days after the invoice date. XIONICS shall invoice Tech Data no earlier than the applicable shipping date for the Products covered by such invoice. The due date for payment shall be extended during any time the parties have a bona fide dispute concerning such payment. Notwithstanding anything herein to the contrary, for the initial order only, payment terms shall be net ninety
         (90) days and Tech Data may return any of the initial order for credit.

         All prices referenced herein are exclusive of all taxes (other than income or franchise taxes). Including without limitation any applicable customs, privilege, excise, sales, use, value added or property taxes. Tech Data will in all cases pay such taxes promptly when due or provide to XIONICS a certificate of exemption from such taxes acceptable to the appropriate taxing authority.

5.4 PRICE PROTECTION. XIONICS shall grant to Tech Data a retroactive price credit for the full amount of any XIONICS price decrease on all Products on order, in transit and in its inventory on the effective date of such price decrease. Tech Data shall, within sixty (60) days after receiving written notice of the effective date of the price decrease, provide a list of all Products for which it claims a credit. XIONICS shall have the right to a reasonable audit at XIONICS' expense. All orders scheduled for shipment or in transit to Tech Data at the time of notice of the price decrease shall be adjusted to the decreased price.


                          TECH DATA ??? 8 XIONICS _____


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5.5      INVOICES. A "correct" invoice shall contain (i) XIONICS' name and invoice date, (ii) a reference to the Purchase Order or other authorizing document, (iii) separate descriptions, unit prices and quantities of the Products actually delivered, (iv) credits (if applicable), (v) shipping charges (vi) name (where applicable), title, phone number and complete mailing address of responsible official to whom payment is to be sent, and (vii) other substantiating documentation or information as may reasonably be required by Tech Data from time to time.

5.6 ADVERTISING CREDIT. XIONICS offers a 2.5% co-op program and may offer additional advertising credits or other promotional programs or incentives to Tech Data as it offers its other distributors, then Tech Data shall have the right at Tech Data's option, to participate in such programs. XIONICS shall attach a copy of its co-op program hereto.

5.7 XIONICS REPORTS. XIONICS shall, if requested, render monthly reports to Tech Data setting forth the separate Products, dollars invoiced for each Product, and total dollars invoiced to Tech Data for the month, and such other information as Tech Data may reasonably request.

5.8 TECH DATA REPORTS. Tech Data shall, if requested, render monthly sales out reports on diskette, in ASCII Comma Delimited Format. Information provided will include: Month and year sales activity occurred, internal product number (assigned by Tech Data), written description, State and zip-code of Resellers location, unit cost (distributor's cost at quantity 1), quantity and extended cost (cost times quantity). A monthly inventory report, will be provided on a paper format once a month. The reports will be delivered to XIONICS by the 15th of the following month.

5.9 XIONICS agrees that for the term of this Agreement, upon request, XIONICS shall provide financial statements annually and semi-annually as follows:

                  a. Within one hundred and twenty (120) days alter the end of XIONICS' fiscal year unaudited financial statements for the fiscal year prepared by XIONICS' authorized representative.

                  b. Within sixty (60) days after the end of the XIONICS' second fiscal year quarter, semi-annual unaudited financial statements, prepared by XIONICS' authorized representative.

         Such financial statements shall include profit and loss statement, balance sheets and such other accounting data as may be requested by Tech Data and be acknowledged by the XIONICS' authorized representative in writing as true and correct.'


                             ARTICLE VI. TERMINATION
                             -----------------------

6.1 TERMINATION. Either party may terminate this agreement, with or without cause, upon giving the other party sixty (60) days prior written notice. In the event that either party materially or repeatedly defaults in the performance of any of its duties or obligations set forth in this Agreement, and such default is not substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement or the applicable Purchase Order relating to such default as of the date specified in such notice of termination.

6.2 TERMINATION FOR INSOLVENCY OR BANKRUPTCY. Either party may immediately terminate this Agreement and any Purchase Order by giving written notice to the other party in the event of (i) the liquidation or insolvency of the other party, (ii) the appointment of a receiver or similar officer for the other party, (iii) an assignment by the other party for the benefit of all or substantially all of


                          TECH DATA ??? 9 XIONICS _____
         its creditors, (iv) entry by the other party into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or (v) the filing of a meritorious petition in bankruptcy by or against the other party under-any bankruptcy or debtors' law for its relief or reorganization, which is not discharged within ninety (90) days.

6.3 RIGHTS UPON TERMINATION. Termination of any Purchase Order or this Agreement shall not affect XIONICS' right to be paid for undisputed invoices for Products already shipped. The termination of this Agreement shall not affect any of XIONICS' warranties, indemnifications or obligations relating to returns, credits or any other matters set forth in this agreement that are to survive termination in order to carry out their intended purpose, all of which shall survive this Agreement. Upon termination of this Agreement, Tech Data shall discontinue holding itself out as a distributor of XIONICS' Products. The expiration of the term of this Agreement shall not affect the obligations of either party to the other party pursuant to any Purchase Order previously forwarded to XIONICS.

6.4 REPURCHASE OF PRODUCTS UPON TERMINATION. Upon the effective date of termination of this Agreement for any reason, XIONICS agrees to repurchase the Products in Tech Data's inventory, which have been purchased within the previous twelve (12) months. XIONICS will repurchase such Products at the original net purchase price; provided that the Products have been unopened and are in their original factory sealed packages. Tech Data shall submit to XIONICS, within sixty (60) days after termination, the quantity of Product that Tech Data wishes XIONICS to repurchase. In such event XIONICS shall issue a Return Authorization to Tech Data for all such Products; provided, however, that XIONICS shall accept returned Products in accordance with this Section absent a Return Authorization if XIONICS fails to issue said Return Authorization within five (5) working days of Tech Data's request. XIONICS shall credit any outstanding balances owed to Tech Data and remit in the form of a check to Tech Data the remaining dollar amount of the Product returned within ten (10) days of receipt of the Product. Special order or customized Products shall not be eligible for repurchase pursuant to this section.


                           ARTICLE VII. MISCELLANEOUS
                           --------------------------

7.1 BINDING NATURE, ASSIGNMENT, AND SUBCONTRACTING. This Agreement shall be binding on the parties and their respective successors and assigns, but neither party shall have the power to assign this Agreement without the prior written consent of the other party.

7.2 COUNTERPARTS. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.

7.3 HEADINGS. The Article and Section headings used in this Agreement are for reference and convenience only and shall not enter into the interpretation hereof.

7.4 RELATIONSHIP OF PARTIES. Tech Data is performing pursuant to this Agreement only as an independent contractor. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between Tech Data and XIONICS. Neither party shall act or represent itself, directly or by implication, as an agent of the other party.

7.5 CONFIDENTIALITY. Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement, it may obtain certain confidential and/or proprietary information. Each party hereby agrees that all such information communicated to it by the other party, its subsidiaries, or Customers, whether before or after the effective date, shall be and was received


                          TECH DATA ??? 10 XIONICS _____
         in strict confidence, shall be used only for purposes of this Agreement, and shall not be disclosed without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond either party's reasonable control. The provisions of this Section shall survive the term or termination of this Agreement for any reason.

7.6 ARBITRATION. Any disputes arising under this Agreement shall be submitted to arbitration in accordance with such rules as the parties jointly agree. If the parties are unable to agree on arbitration procedures, arbitration shall be conducted in Pinellas County, Florida in accordance with the rules of the American Arbitration Association. Any such award shall be final and binding upon both parties.

7.7 NOTICES. Wherever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be deemed given when delivered in hand, by telex or cable, or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

                 In the case of XlONCS:           In the Case of Tech Data;
                 ----------------------           -------------------------
                 Xionics Inc.                     Tech Data Corporation
                 Two Corporation Way              5350 Tech Data Drive
                 Peabody, MA 01960                Clearwater, Fl 34620
                 Attn: Ed Mallen                  Attn: Director of Marketing
                  Vice President Sales                  Operations
                                                  cc: Debi A. Schwatka
                                                   Contracts Administrator

         Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective.

7.8 FORCE MAJEURE. The term "Force Majeure" shall be defined to include fires or other casualties or accidents, acts of God, severe weather conditions, strikes or labor disputes, war or other violence, or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency.

                 (a) A party whose performance is prevented, restricted or interfered with by reason of a Force Majeure condition shall be excused from such performance to the extent of such Force Majeure condition so long as such party provides the other party with prompt written notice describing the Force Majeure condition immediately continues performance whenever and to the extent such causes are removed.

                 (b) If, due to a Force Majeure condition, the scheduled time of delivery or performance is or will be delayed for more than ninety (90) days after the scheduled date, the party not relying upon the Force Majeure condition may terminate, without liability to the other party, any Purchase Order or portion thereof covering the delayed Products.

7.9 RETURN MATERIAL AUTHORIZATION NUMBERS. In the event XIONICS is required to issue a Return Material Authorization Number (RMA) to Tech Data within forty-eight (48) hours of Tech Data's request; if for some reason XIONICS cannot issue said RMA, XIONICS will provide detailed information they require and the forty-eight (48) hours will begin from the time Tech Data provides its' response; however, if the Return Material Authorization is not received within forty-eight (48) hours, XIONICS shall accept returned Products absent a Return Material Authorization Number. The net purchase price, minus any adjustments of such Products returned to XIONICS shall be credited to Tech Data's account.


                          TECH DATA ??? 11 XIONICS _____

7.10 CREDITS TO TECH DATA. In the event any provisions of this Agreement or any other agreement between Tech Data and XIONICS require that XIONICS grant credits to Tech Data's account, and 'such credits are not received within thirty (30) days then, all such credits shall become effective immediately upon notice to XIONICS. In such event, Tech Data shall be entitled to deduct any such credits from the next monies owed to XIONICS. In the event credits exceed any balances owed by Tech Data to XIONICS, then XIONICS shall issue a check payable to Tech Data within ten (10) days of such notice.

7.11 SEVERABILITY. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision, to the extent necessary to make it legal and enforceable while preserving its intent.

7.12 WAIVER. A waiver by either of the parties of any covenants, conditions or agreements to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

7.13 REMEDIES. All remedies set forth in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise, and may be enforced concurrently or from time to time.

7.14 SURVIVAL OF TERMS. Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or
         (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

7.15 NONEXCLUSIVE MARKET AND PURCHASE RIGHTS. It is expressly understood and agreed that this Agreement does not grant to XIONICS or Tech Data an exclusive right to purchase or sell Products and shall not prevent either party from developing or acquiring other Vendors or Customers or competing Products.

7.16 SPECIFICATIONS AND DRAWING. XIONICS agrees to provide upon Tech Data's request, at no charge to Tech Data, quantities as requested by Tech Data of the following: (1) the specifications, (2) published user instructions, manuals and other training materials, and (3) current manuals covering installation, operation and complete maintenance of the Products. Tech Data shall have the right to copy or reproduce the foregoing materials for use in connection with Tech Data's use or sale of the Products.

7.17 ENTIRE AGREEMENT. This Agreement, including any Exhibits and documents referred to in this Agreement or attached hereto, constitutes the entire and exclusive statement of Agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed herein.

7.18 GOVERNING LAW. This Agreement shall have Florida as its situs and shall be governed by and construed in accordance with the laws of the State of Florida.

7.19 SOFTWARE LICENSES. Whenever the Products described in this Agreement shall include software licenses, XIONICS hereby grants to Tech Data a nonexclusive license to market, demonstrate and distribute the software to Customers of Tech Data. Tech Data agrees to comply with XIONICS' software license agreements, and agrees to use reasonable efforts to protect XIONICS' software, including using reasonable efforts to avoid allowing Customers, individuals,


                          TECH DATA ??? 12 XIONICS _____
         or employees to make any unauthorized copies of XIONICS' licensed software; to modify, disassemble or decompile any software; to remove, obscure or alter any notice of patent, trademark, copyright or trade name; or authorize any person to do anything that Tech Data is prohibited from doing under this Agreement. Provided, however, XIONICS shall provide Tech Data with copies of appropriate software and documentation, at no charge, for the purpose of effectively demonstrating equipment to Customers. This demonstration software shall be updated as appropriate to insure that current software is available for sales demonstration. Tech Data acknowledges that no title or ownership of the proprietary rights to any software is transferred by virtue of this Agreement. Tech Data will use reasonable efforts to protect XIONICS' rights under this section but Tech Data is not authorized and shall not be required to instigate legal action on behalf of XIONICS or its suppliers against third parties for infringement. Tech Data will notify XIONICS of any infringement of which it has actual knowledge.

7.20 INTERNATIONAL BUSINESS. XIONICS acknowledges that Tech Data may desire to obtain Products or Systems for use in countries outside the United States and its territories. The parties acknowledge that in such case it may be necessary to enter into additional agreements between XlONICS and Tech Data and/or the respective subsidiaries, agents, distributors or subsidiaries authorized to conduct business in such countries or to negotiate further terms and conditions to provide for such right. The parties intend that any further agreements or terms and conditions will be consistent with and based upon the applicable terms and conditions of this Agreement, subject, however, to requirements of local law and local business practice. All Products obtained pursuant to this Section shall be deemed for purposes of calculating accumulated purchases and any discounts set forth in this Agreement, to have been obtained pursuant to this Agreement. However, in no way should this obligate XIONICS to enter into a distribution agreement for other countries.

         IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.


         XIONICS, INC.                  TECH DATA CORPORATION

         By: /s/ Ed Mallen              By: /s/ Peggy K. Caldwell
            -----------------------         ---------------------------------
         Printed Name: Ed Mallen        Printed Name: PEGGY K. CALDWELL

         Title: Vice President          Title: Senior Vice President
                                               Marketing

         Date: June 7, 1994             Date: July 1, 1994


                          TECH DATA ??? 13 XIONICS _____

                                  CO-OP OUTLINE
                                  XIONICS, INC.


To increase the effectiveness of advertising and sales promotions Tech Data has developed the following advertising requirements:

HOW CO-OP IS EARNED:
- - Co-op dollars will be 2.5% or greater based on mutual agreement of the purchases made by Tech Data, net of returns.
- - Co-op dollars will be accrued on a monthly basis.

HOW CO-OP IS SPENT:
- - Tech Data will be reimbursed for 100% of the cost for ads or promotions that feature vendor products. - Co-op dollars will be used within the 6 months immediately following the month in which they are earned, and may be extended upon mutual agreement.

HOW CO-OP IS CLAIMED:
- - Claims for co-op will be submitted to vendor within 60 days of the event date.
- - Claims for co-op will be submitted with a copy of vendor prior approval and proof of performance.
- - Payment must be remitted within 30 days of the claim date, or Tech Data reserves the right to deduct from the next invoice.

CO-OP REPORTING:
- - Vendor will submit a monthly co-op statement outlining (i) co-op earned, (ii) co-op used and (iii) co-op claims paid.




Accepted:


/s/ Edward Mallen
- -----------------------------
Name: Edward Mallen

Title: Vice President

Date: June 7, 1994


                          TECH DATA ??? 14 XIONICS _____

[LOGO] TECH DATA[registered trademark]
- --------------------------------------------------------------------------------
C O R P O R A T I O N                                       5350 Tech Data Drive
                                                       Clearwater, Florida 34620
                                                                  (813) 539-7429



July 25, 1994



Mr. Ed Mallen
Vice President Sales
Xionics, Inc.
Two Corporation Way
Peabody, MA 01960

Dear Ed:

Enclosed please find a fully executed copy of the Distributor Contract between Tech Data Corporation and Xionics, Inc. for your files.

Should you have any questions or if I can be of assistance, please do not hesitate to contact me.

We look forward to working with yourself and Xionics, Inc..

Sincerely,


/s/ Debi A. Schwatka
- -----------------------
Debi A. Schwatka
Contracts Administrator



enclosure